                           LIMITED POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned individual,
V. Frank Pottow, does hereby appoint Katherine J. Ryan as his true and lawful attorney to execute and deliver for him and in his name all Forms 3, 4 and 5 filed on behalf of the undersigned with the Securities and Exchange Commission.

     The undersigned hereby ratifies and confirms all that said attorney shall do by virtue of the powers granted hereby.  The undersigned does hereby indemnify such attorney, and holds such attorney harmless, from all claims which may be made against the undersigned as a result of his serving as the undersigned's attorney except to the extent that such claims result from his willful misconduct.

     This Power of Attorney shall terminate immediately upon the undersigned's written revocation hereof.

     IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed and delivered this Power of Attorney this 10th day of September,
2018.

                                            /s/ V. Frank Pottow
                                            ------------------------
                                            V. Frank Pottow